Exhibit 10.4

PENN VIRGINIA CORPORATION

AMENDED AND RESTATED

EXECUTIVE CHANGE OF CONTROL SEVERANCE AGREEMENT

This Amended and Restated Executive Change of Control Severance Agreement (“Agreement”) between Penn Virginia Corporation, a Virginia corporation (the “Company”), and H. Baird Whitehead (“Executive”) is made and entered into effective as of October 17, 2008 (the “Effective Date”).

WHEREAS, Executive is a key executive of the Company; and

WHEREAS, the Company and Executive previously entered into that certain Executive Change of Control Severance Agreement dated February 28, 2006 (the “Prior Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement to comply with section 409A of the Internal Revenue Code, as amended, and the regulations promulgated thereunder (the “Code”); and

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized and directed the Company to enter into this Agreement;

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.	Term of Agreement.

A.	The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect through the second anniversary of the Effective Date; provided, however, that commencing on the first day following the Effective Date and on each day thereafter, the Term of this Agreement shall automatically be extended for one additional day unless the Company shall give written notice to Executive that the Term shall cease to be so extended, in which event this Agreement shall terminate on the second anniversary of the date such notice is given.

B.	Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs during the Term of this Agreement, the Term shall automatically be extended until, and shall terminate on, the 24-month anniversary of the date of the Change of Control.

C.	Termination of this Agreement shall not alter or impair any rights of Executive arising hereunder on or before such termination.

2.	Certain Definitions.

A.	“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

B.	“Bonus” shall mean an amount equal to the highest annual cash bonus paid or payable to Executive by the Company during the two-year period prior to Executive’s termination of employment.

C.	“Cause” shall mean (i) the willful and continued failure by Executive to substantially perform Executive’s duties with the Company or any Affiliate (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), (ii) Executive is convicted of a felony, (iii) Executive willfully engages in gross misconduct materially and demonstrably injurious to the Company or any Affiliate or (iv) Executive commits one or more significant acts of dishonesty as regards the Company or any Affiliate. For purposes of clause (i) of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company. In the case of clauses (i), (iii) and (iv) above, the determination of whether Cause exists shall only be made by a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board that was called for the purpose of considering such termination (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board and, if possible, to cure the breach that was the alleged basis for Cause) finding that, in the good faith opinion of the Board, Executive was guilty of conduct constituting Cause and specifying the particulars thereof in detail.

D.	“Change of Control” shall mean the occurrence of any of the following:

(i)	any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)

during any period of two consecutive years (not including any period prior to the effective date of the Prior Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (v) of this Change of Control definition and excluding any individual whose initial assumption of office occurs as a result of either (a) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or (b) an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason (other than retirement) to constitute at least a majority thereof;

(iii)	the shareholders of the Company approve the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of the Company (or such surviving entity or parent entity, as the case may be) outstanding immediately after such merger or consolidation;

(iv)	the shareholders of the Company approve a plan of complete liquidation of the Company; or

(v)	the sale or disposition by the Company of all or substantially all of the assets of the Company, it being acknowledged for purposes of clarity that the sale or disposition by the Company of all or substantially all of its interest in PVG GP, LLC, a Delaware limited liability company, Penn Virginia GP Holdings, L.P., a Delaware limited partnership (“PVG”), Penn Virginia Resource GP, LLC, a Delaware limited liability company, or Penn Virginia Resource Partners, L.P., a Delaware limited partnership (“PVR”), does not constitute a sale or disposition of all or substantially all of the assets of the Company.

E.	“Good Reason” shall mean:

(i)

a reduction in Executive’s authority, duties, titles, status or responsibilities from those in effect immediately prior to the Change of Control or the assignment to Executive of duties or responsibilities inconsistent in any respect from those of Executive in effect immediately prior to the Change of Control, but excluding any action or omission by the Company that is immaterial, isolated, insubstantial and inadvertent and which was not taken in bad faith by the Company and is remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii)	a material breach of this Agreement by the Company;

(iii)	the Company fails to obtain a written agreement from any successor or assigns of the Company to assume and perform this Agreement as provided in Section 7 hereof; or

(iv)	the relocation by more than 100 miles of the Company’s offices at which the Executive is based immediately prior to the Change of Control or the Company requires Executive, without Executive’s written consent, to be based at any office other than the Company’s office at which the Executive was based prior to the Change in Control if the new office location is more than 50 miles away from the original office location.

Executive shall give the Company notice in accordance with Section 9 below within 90 days following an act or omission to act by the Company constituting Good Reason hereunder of Executive’s intent to resign for Good Reason, and the Company shall have 30 days from the date of such notice to cure the circumstances or events giving rise to Executive’s right to resign for Good Reason, if capable of being cured, so as to eliminate the existence of Good Reason for Executive’s resignation, and, in the event the Company does not cure such circumstances or events, then unless Executive terminates his employment upon the expiration of the foregoing 30-day cure period, Executive’s continued employment after the expiration of such 30-day cure period shall constitute Executive’s consent to, and a waiver of Executive’s rights with respect to, such act or failure to act. Executive’s right to terminate Executive’s employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness. Executive’s determination that an act or failure to act constitutes Good Reason shall be presumed to be valid unless such determination is deemed by an arbitrator to be unreasonable and not to have been made in good faith by Executive.

For purposes of this Agreement, the Company shall be in material breach of this Agreement if (i) the Company reduces Executive’s annual rate of base salary by an amount which results in Executive receiving an annual base salary which is less than 95% of Executive’s Termination Base Salary or (ii) the Company fails to continue in effect any material incentive compensation plan or arrangement (unless replacement plans providing Executive with substantially similar benefits are adopted) or the Company takes any action that would adversely affect Executive’s participation in any such plan or arrangement or reduce Executive’s incentive compensation opportunities under such plan or arrangement, as the case may be.

F.	“Person” shall mean an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

G.	“Protected Period” shall mean the 24-month period beginning on the effective date of a Change of Control.

H.	“Termination Base Salary” shall mean that amount equal to Executive’s annual base salary with the Company at the rate in effect immediately prior to the Change of Control or, if a greater amount, Executive’s annual base salary at the rate in effect at any time thereafter.

3.	Change of Control Severance Benefits.

If (a) Executive terminates his employment with the Company during the Protected Period for a Good Reason event or (b) the Company terminates Executive’s employment during the Protected Period other than (i) for Cause or (ii) due to Executive’s inability to perform the primary duties of his position for at least 180 consecutive days due to a physical or mental impairment, Executive shall receive the following compensation and benefits from the Company subject to the execution (and non-revocation within eight days thereafter) and delivery to the Company of a release, substantially in the form attached as Exhibit A hereto, with such changes as the Company reasonably determines must be made to comply with applicable law at the time of such execution (the “Release”):

A.

The Company shall, at the time provided in Section 3H, pay to Executive in a lump sum, in cash, an amount equal to three times the sum of Executive’s (i) Termination Base Salary and (ii) Bonus; provided, however, that, if any payment to be made, or benefit to be provided, to or on behalf of Executive pursuant to this Agreement (the “Payments”) results in Executive being subject to the excise tax imposed by Section 4999 of the Code (or any successor or similar provision) (the “Excise Tax”), the amount payable to Executive under this Section 3A shall be reduced so that the Payments do not result in Executive being subject to the Excise Tax. One or more determinations as to (a) whether any of the Payments will be subject to the Excise Tax and (b) the amount of the Excise Tax imposed thereon, shall be made by the Company in consultation with such accounting and tax professionals as the Company considers necessary (with all costs related thereto paid by the Company). For purposes of determining whether any of the Payments will be subject to the Excise Tax, (i) all of the Payments shall be treated as “parachute payments” (within the meaning of section 280G of the Code) unless and to the extent that, in the written advice of an independent accountant selected

(and paid for) by the Company and reasonably acceptable to Executive (the “Accountant”), certain Payments should not constitute parachute payments, and (ii) all “excess parachute payments” (within the meaning of section 280G of the Code) shall be treated as subject to the Excise Tax unless and only to the extent that the Accountant advises the Company that such excess parachute payments are not subject to the Excise Tax.

B.	Except to the extent any awards related to Company stock, PVG common units or PVR common units have already vested or become exercisable, as the case may be, under the Company’s Fifth Amended and Restated 1999 Employee Stock Incentive Plan (the “Plan”), the PVG GP, LLC Amended and Restated Long-Term Incentive Plan (the “PVG LTIP”) or the Penn Virginia Resource GP, LLC Fourth Amended and Restated Long-Term Incentive Plan (the “PVR LTIP”), or under any successor or other similar plan, as of the date of Executive’s termination of employment (i) all restricted shares of Company stock, all restricted PVG units and all restricted PVR units of Executive shall become 100% vested and all restrictions thereon shall lapse and the Company, PVG and PVR shall promptly deliver to Executive unrestricted shares of Company stock, unrestricted PVG common units and unrestricted PVR common units, (ii) all Company restricted stock units, all PVG phantom units and all PVR phantom units of Executive shall become 100% vested and all restrictions thereon shall lapse and the Company, PVG and PVR shall promptly deliver to Executive cash or unrestricted shares of Company stock, unrestricted PVG common units or unrestricted PVR common units, as applicable, and (iii) each outstanding Company stock option, PVG unit option and PVR unit option of Executive shall become 100% exercisable and shall, notwithstanding anything stated to the contrary in the Plan, the PVG LTIP, the PVR LTIP, any successor or other similar plan or any option agreement related thereto, remain exercisable for the remainder of such option’s term or three years, whichever is less. To the extent payment with respect to any restricted or phantom unit award under clause (i) or clause (ii) above constitutes a payment event for purposes of section 409A of the Code, payment shall be made at the time specified hereunder only if the transaction constituting a Change of Control is a “change in control event” within the meaning given such term under section 409A of the Code and the regulations thereunder. If the transaction constituting a Change of Control is not a “change in control event” within the meaning given such term under section 409A of the Code and the regulations thereunder, payment with respect to any restricted or phantom unit award under clause (i) or clause (ii) above shall be made at such time or times as set forth in the Plan, the PVG LTIP or the PVR LTIP, or any successor or other similar plan or any grant agreement related thereto.

C.	The Company shall pay to Executive in a lump sum, at the time provided in Section 3H, that amount equal to three times the product of (x) the total medical and dental insurance premiums paid or payable by the Company with respect to Executive and Executive’s eligible family members during the month in which Executive’s employment terminates times (y) 12.

D.	For the 24-month period beginning on the date on which Executive’s employment terminates, or until Executive begins other full-time employment with a new employer, whichever occurs first, Executive shall be entitled to receive outplacement services that are directly related to Executive’s termination of employment and are actually provided by an outplacement services firm, paid by the Company, with a nationally prominent executive outplacement service firm selected by the Company and reasonably acceptable to Executive; provided, however, that the period during which the outplacement services will be covered and the reimbursements paid do not extend beyond the periods set forth in Treas. Reg. §1.409A-1(b)(9)(v)(E).

E.	Within one week following the eighth day after the execution (without revocation) of the Release, the Company shall provide to Executive a release substantially in the form attached hereto as Exhibit B, with such changes as the Company reasonably determines must be made to comply with applicable law at the time of such execution. If the Company does not provide the release required pursuant to this subsection E, the Release shall be null, void and without effect, and Executive shall still receive all of the payments and benefits described in subsections A through D above.

F.

If Executive’s employment with the Company terminates prior to, but within six months of, the date on which a Change of Control occurs, and it is reasonably demonstrated by Executive that such termination of employment was (i) by the Company in connection with or in anticipation of the Change of Control or (ii) by Executive under circumstances which would have constituted Good Reason if the circumstances arose on or after the Change of Control, then for all purposes of this Agreement the Change of Control shall be deemed to have occurred, and the Protected Period shall be deemed to have commenced, on the date immediately prior to the date of such termination of Executive’s employment; provided, however, that the amount of payments and benefits that Executive is entitled to receive hereunder as a result of such Change of Control shall be reduced by the amount of all other severance payments and benefits previously received by Executive in connection with such termination and, notwithstanding any provision to the contrary herein, shall be paid to Executive within 30 days after the six-month anniversary of the date of Executive’s termination of employment. If Executive’s employment with the Company terminates as set forth in this Section 3F, the amount of payments and benefits that Executive is entitled to receive hereunder as a result of a Change of Control shall be paid in the form of a lump sum only if the transaction constituting a Change of Control is a “change in control event” within the meaning given such term under section 409A of the

Code and the regulations thereunder. If the transaction constituting a Change of Control is not a “change in control event” within the meaning given such term under section 409A of the Code and the regulations thereunder, the amount of payments and benefits that Executive is entitled to receive hereunder as a result of a Change of Control shall be paid in the same form as the other severance payments and benefits previously received by Executive in connection with such termination.

G.	The Company may withhold from any amounts or benefits payable under this Agreement all such amounts as it shall be required to withhold pursuant to any applicable law or regulation.

H.	Payment of the amounts described in subsections A through C above shall be made within 30 days of Executive’s date of termination (provided that the Release has been executed and has not been revoked) and shall be made by mail to the last address provided for notices to Executive pursuant to Section 9 of this Agreement. Any payment not timely made by the Company under this Agreement shall bear interest at 18% per annum or, if less, at the highest nonusurious rate permitted by applicable law.

This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under section 409A of the Code and each payment under this Agreement shall be treated as a separate payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s “separation from service” with the Company, the Company has securities which are publicly traded on an established securities market and Executive is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any compensation payments or benefits otherwise payable pursuant to this Agreement as a result of such “separation from service” to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such compensation payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise paid within the “short-term deferral exception” under Treas. Reg. section 1.409A-1(b)(4) and the “separation pay exception” under Treas. Reg. section 1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following Executive’s “separation from service” with the Company. If any payments or benefits are postponed due to such requirements, such amounts will be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six months following Executive’s “separation from service” with the Company. If Executive dies during the postponement period prior to the payment of the postponed amount, the amounts postponed on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death. In no event shall Executive, directly or indirectly, designate the calendar year of payment.

4.	Restrictive Covenants.

A.	Confidential Information. Executive recognizes and acknowledges that, by reason of his employment by and service to the Company, he has had and will continue to have access to confidential information of the Company and its Affiliates, including, without limitation, analyses, interpretations, compilations, reports, reservoir data, geologic and geophysical data, maps, models, financial data, environmental data, information and knowledge pertaining to products and services offered, plans, trade secrets, proprietary information, customer lists and relationships among the Company and its Affiliates and distributors, customers, suppliers and others who have business dealings with the Company and its Affiliates (“Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after his employment by the Company, disclose any such Confidential Information to any Person for any reason whatsoever without the prior written consent of the Board, unless such information is in the public domain through no fault of Executive or except as may be required by law.

B.	Non-Solicitation. Executive shall not, directly or indirectly, during his employment by the Company and for a period of two years thereafter, solicit or divert business from, or attempt to convert any account or customer of the Company or any of its Affiliates, whether existing at the date hereof or acquired during Executive’s employment.

5.	Equitable Relief.

A.	Executive acknowledges that the restrictions contained in Section 4 hereof are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions and that any violation of any provision of those Sections will result in irreparable injury to the Company. Executive further represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement and (ii) he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

B.	Executive agrees that the Company or any Affiliate shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting a bond, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 4 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company or any Affiliate may be entitled. In the event that any of the provisions of Section 4 hereof should ever be adjudicated to exceed any limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum limitations permitted by applicable law.

C.	Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 4 hereof, including without limitation, any action commenced by the Company or any Affiliate for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 9 hereof. In the event of a lawsuit by either party to enforce the provisions of Section 4 of this Agreement, the prevailing party shall be entitled to recover reasonable costs, expenses and attorneys’ fees from the other party.

D.

Executive agrees that he will provide, and that the Company may similarly provide, a copy of Section 4 hereof to any business or enterprise (i) which he may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of or (ii) with which he may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used.

6.	No Mitigation.

Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor shall the amount of any payment or benefit provided for in this Agreement be reduced as the result of employment by another employer or self-employment or offset against any amount claimed to be owed by Executive to the Company or otherwise, except that Executive shall waive, in a manner acceptable to the Company in its reasonable judgment, all rights to receive any severance payments or benefits that Executive is entitled to receive pursuant to any other Company severance plan or program.

7.	Successor Agreement.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to, and each successor shall, assume expressly in writing prior to the effective date of such succession and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. Failure of the successor to so assume as provided herein shall constitute a breach of this Agreement and entitle Executive to the payments and benefits hereunder as if triggered by a termination of Executive by the Company other than for Cause on the date of such succession.

8.	Indemnity.

In any situation where under applicable law the Company has the power to indemnify, advance expenses to and defend Executive in respect of any judgments, fines, settlements, losses, costs or expenses (including attorneys’ fees) of any nature related to or arising out of Executive’s activities as an agent, employee, officer or director of the Company or any Affiliate or in any other capacity on behalf of or at the request of the Company or any Affiliate, then the Company or any Affiliate shall promptly on written request, fully indemnify Executive, advance expenses (including attorneys’ fees) to Executive and defend Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company or any Affiliate may, under applicable law, be permitted to take so as to effectuate such indemnification, advancement or defense. Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting Executive’s indemnification or defense otherwise arising out of this or any other agreement or promise of the Company under any statute.

9.	Notices.

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as set forth below or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

If to the Company:

Three Radnor Corporate Center

Suite 300

100 Matsonford Road

Radnor, Pennsylvania 19087

If to Executive:

The address included in the Company’s records for purposes of delivering Executive’s Form W-2s.

10.	Arbitration.

Any dispute about the validity, interpretation, effect or alleged violation of this Agreement, other than with respect to Section 4 or 5 (an “arbitrable dispute”), must be submitted to confidential arbitration in Philadelphia, Pennsylvania. Arbitration shall take place before an experienced employment arbitrator licensed to practice law in such state and selected in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association. Arbitration shall be the exclusive remedy of any arbitrable dispute. The Company shall bear all fees, costs and expenses of arbitration, including its own, those of the arbitrator and those of Executive unless the arbitrator provides otherwise with respect to the fees, costs and expenses of Executive; in no event shall Executive be chargeable with the fees, costs and expenses of the Company or the arbitrator. The Company shall advance to Executive all expenses incurred by Executive in connection with an arbitrable dispute and, if the arbitrator determines that Executive is the losing party in such dispute, Executive shall reimburse such expenses to the Company unless the arbitrator provides otherwise. Should any party to this Agreement pursue any arbitrable dispute by any method other than arbitration, the other party shall be entitled to recover from the party initiating the use of such method all damages, costs, expenses and attorneys’ fees incurred as a result of the use of such method. Notwithstanding anything herein to the contrary, nothing in this Agreement shall purport to waive or in any way limit the right of any party to seek to enforce any judgment or decision on an arbitrable dispute in a court of competent jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Philadelphia, Pennsylvania for the purposes of any proceeding arising out of this Agreement.

11.	Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to conflicts of law principles.

12.	Entire Agreement.

This Agreement is an integration of the parties’ agreement and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

13.	Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.	Amendment and Waivers.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is (a) agreed to in writing and signed by Executive and the Company and (b) approved by the Chairperson of the Company’s Compensation and Benefits Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective for all purposes as of the Effective Date.

PENN VIRGINIA CORPORATION

By:	/s/ A. JAMES DEARLOVE
Name:	A. James Dearlove
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ H. BAIRD WHITEHEAD
H. Baird Whitehead

JOINDER:

PVG GP, LLC and Penn Virginia Resource GP, LLC hereby agree to comply with the provisions of Section 3B hereof.

PVG GP, LLC

By:	/s/ A. JAMES DEARLOVE
Name:	A. James Dearlove
Title:	President and Chief Executive Officer

PENN VIRGINIA RESOURCE GP, LLC

By:	/s/ A. JAMES DEARLOVE
Name:	A. James Dearlove
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Executive Change of Control Severance Agreement]